Exhibit 99.1

NVR, INC. ANNOUNCES A 22% INCREASE IN EARNINGS PER SHARE FOR THE SECOND QUARTER OF 2003

FOR IMMEDIATE RELEASE	CONTACT: Paul Columbus
OFFICE: 703-761-2414

July 18, 2003 – McLean, VA – NVR, Inc. (AMEX: NVR), one of the nation’s largest homebuilding and mortgage banking companies, today announced that diluted earnings per share for its second quarter ended June 30, 2003 exceeded the 2002 second quarter by 22% and net income increased 13%. Net income for the 2003 second quarter was $95,092,000, $10.90 per diluted share, compared to net income of $83,830,000, $8.90 per diluted share, for the same period of 2002. Total revenues increased 8% to $848,501,000 for the quarter when compared to $788,439,000 for the same period of 2002. In addition, the Company reported that new orders increased 13% to 4,112 units for the second quarter of 2003 when compared to the second quarter of 2002. Backlog at the end of the period increased 19% to 8,017 units when compared to the same time last year. The dollar value of the backlog units totaled $2,556,321,000 at the end of the June 2003 quarter, a 31% increase from a year earlier.

Homebuilding revenues for the three months ended June 30, 2003, totaled $828,563,000, 8% higher than the year earlier period. Income before tax from the homebuilding segment totaled $141,780,000, an increase of 15% when compared to the second quarter of the previous year. Gross profit margins improved to 24.8% for the second quarter of 2003 when compared to 23.9% for the same quarter of 2002.

Operating income from the mortgage banking segment for the 2003 second quarter increased to $14,109,000, 28% higher than the same period of 2002. The Company also reported that closed loan production increased 8% during the June 2003 quarter when compared to the second quarter of 2002.

For the six months ended June 30, 2003, total revenues were $1,592,075,000, 8% higher than the $1,480,694,000 reported for the same period of 2002. Net income for the six months ended June 30, 2003, was $182,898,000, $20.99 per diluted share, compared to $160,543,000, $17.05 per diluted share, for the comparable period of 2002.

Because of the favorable backlog position at the beginning of the third quarter the Company has increased its full year 2003 guidance to 20% growth in net income when compared to 2002. The Company also stated that during the first six months of 2003 it had repurchased approximately 350,000 shares of its common stock.

Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than of historical facts included herein, including those regarding market trends, the Company’s financial position, business strategy, projected plans and objectives of management for future operations, mortgage banking operating income, new order trends, home settlement activity, average home prices, gross profit margins and other profitability measures, net income and earnings per share are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to, general economic conditions (on both a national and regional level), interest rate changes, access to suitable financing, competition, the availability and cost of land and other raw materials used by the Company in its homebuilding operations, shortages of labor, weather related slow downs, building moratoria, governmental regulation, the ability of the Company to integrate any acquired business, fluctuation and volatility of stock and other financial markets; and other factors over which the Company has little or no control. The Company has no obligation to update such forward-looking statements.

The Company continues to evaluate the balance sheet effect of adopting the requirements of Financial Accounting Standards Board Interpretation No. 46 (“FIN 46”), but has not completed its analysis. The Company has concluded that FIN 46 will have no effect on reported amounts for net income or earnings per share for any period presented herein.

NVR, Inc.

Condensed Consolidated Statements of Income

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Homebuilding:
Revenues	$828,563	$769,910	$1,551,938	$1,444,892
Other income	592	702	1,524	1,460
Cost of sales	(623,210)	(585,828)	(1,162,647)	(1,099,059)
Selling, general and administrative	(60,440)	(58,063)	(111,399)	(105,480)

Operating income	145,505	126,721	279,416	241,813
Interest expense	(3,725)	(3,154)	(7,061)	(6,218)

Homebuilding income	141,780	123,567	272,355	235,595

Mortgage Banking:
Mortgage banking fees	17,883	16,181	35,639	31,042
Interest income	1,203	1,492	2,567	3,018
Other income	260	154	407	282
General and administrative	(4,859)	(6,372)	(10,327)	(11,453)
Interest expense	(378)	(464)	(809)	(791)

Mortgage banking income	14,109	10,991	27,477	22,098

Total segment income	155,889	134,558	299,832	257,693
Income tax expense	(60,797)	(50,728)	(116,934)	(97,150)

Net Income	$95,092	$83,830	$182,898	$160,543

Basic earnings per share	$13.35	$11.42	$25.76	$21.79

Diluted earnings per share	$10.90	$8.90	$20.99	$17.05

Basic average shares outstanding	7,124	7,341	7,101	7,369

Diluted average shares outstanding	8,725	9,422	8,713	9,413

NVR, Inc.

Selected Financial Data

(dollars in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
Balance Sheet Data
Homebuilding:
Cash and cash equivalents	$390,179	$139,796
Lots and housing units, covered under
sales agreements with customers	$502,614	$400,008
Unsold lots and housing units	$26,257	$25,558
Manufacturing materials and other	$7,417	$11,108
8% Senior notes due 2005	$115,000	$115,000
5% Senior notes due 2010	$200,000	$—

Mortgage Banking:
Mortgage loans held for sale, net	$143,823	$163,410
Notes payable	$114,652	$139,257

Shareholders’ equity:
Total shareholders’ equity	$556,084	$403,245

NVR, Inc.

Operating Activity

(unaudited)

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Homebuilding data:
New orders (units)	4,112	3,634	7,019	6,623
New orders (dollars)	$1,270,218	$1,024,691	$2,141,062	$1,885,648
Settlements (units)	2,853	2,824	5,359	5,452
Backlog (units)			8,017	6,729
Backlog (dollars)			$2,556,321	$1,956,655

Mortgage banking data:
Loan closings	$579,657	$536,031	$1,094,554	$1,013,768

Common stock information:
Shares outstanding at end of period			7,235,183	7,291,132
Weighted average shares outstanding	7,124,000	7,341,000	7,101,000	7,369,000
Diluted shares outstanding	8,725,000	9,422,000	8,713,000	9,413,000